Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Alliance Boots GmbH:

We consent to the incorporation by reference in the registration statement (No. 333-198768) on Form S-4, as amended on Form S-8, of Walgreens Boots Alliance, Inc., of our report dated May 12, 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at March 31, 2014 and 2013, and the related Group statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2014, incorporated by reference herein, which report appears in the Form 8-K of Walgreen Co. dated May 15, 2014.

/s/ KPMG LLP

London, United Kingdom

December 31, 2014